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                                                                      Exhibit 99

                                 April 30, 1999


G.M. O'Connell
Chief Executive Officer
Modem Media . Poppe Tyson, Inc.
230 East Avenue
Norwalk, CT 06855

Dear G.M.:

This letter serves to advise you that effective May 1, 1999, I resign from my position as Executive Vice President of Modem Media. Poppe Tyson, Inc. I agree to remain with the company as a regular employee (not an officer or executive) with an annual salary of $25,000.00.

                                        Sincerely,


                                        /s/ Douglas C. Ahlers